MANAS Petroleum Corp.

MANAS Petroleum Corp.
Bahnhofstr. 9
CH-6341 Baar

MANAS Petroleum Corp. • Bahnhofstr. 9 • CH-6341 Baar

Telefon 0041-(0)44-7181030
Telefax 0041-(0)44-7181039
e-Mail info@manaspete.com

Baar, 22th January 2009

Termination Agreement

This agreement dated as of January 31st 2009 between Thomas Flottmann (the "first party") and Manas Petroleum AG (the "second party").

Whereas the employment agreement as of August 1st 2008 and the employment and non-competition agreement as of December 1st 2007 (both the "original agreements") entered into an employment of Thomas Flottmann as a CEO for Manas Petroleum Corp. and its subsidiaries.

And whereas the parties wish to terminate the original agreements;

Now therefore in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The original agreements are hereby terminated
2. The parties release and forever discharge one another of and from all actions, causes of action, suits, debts, obligations, claims and demands whatsoever which they have or hereafter can, shall or may have under the terms of the original agreements.
3. This agreement shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators and assigns of each of the parties hereto.
4. This agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

/s/ Thomas Flottmann
First Party

/s/ Erik Herlyn
Second Party